SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

MasterCraft Boat Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

57637H103

(CUSIP Number)

December 31, 2020

 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☑	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS V. PREM WATSA
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION CANADIAN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,868,465
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,868,465
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,868,465
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9%
12		TYPE OF REPORTING PERSON IN

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS THE SECOND 810 HOLDCO LTD.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,868,465
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,868,465
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,868,465
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS THE SECOND 1109 HOLDCO LTD.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,868,465
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,868,465
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,868,465
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS THE SIXTY TWO INVESTMENT COMPANY LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH COLUMBIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,868,465
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,868,465
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,868,465
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS 12002574 CANADA INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,868,465
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,868,465
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,868,465
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS FAIRFAX FINANCIAL HOLDINGS LIMITED
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,868,465
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,868,465
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,868,465
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS FFHL GROUP LTD.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,280,238
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,280,238
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,280,238
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.8%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS NORTHBRIDGE FINANCIAL CORPORATION
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 38,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 38,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS NORTHBRIDGE GENERAL INSURANCE CORPORATION
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 38,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 38,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS FAIRFAX (US) INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,242,238
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,242,238
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,242,238
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.6%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS ODYSSEY US HOLDINGS INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 538,291
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 538,291
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 538,291
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS Odyssey Group Holdings, Inc.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 538,291
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 538,291
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 538,291
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS ODYSSEY REINSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION CONNECTICUT
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 538,291
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 538,291
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 538,291
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.8%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS CRUM & FORSTER HOLDINGS CORP.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 703,947
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 703,947
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 703,947
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.7%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS UNITED STATES FIRE INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 703,947
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 703,947
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 703,947
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.7%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS THE NORTH RIVER INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION NEW JERSEY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 76,000
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 76,000
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 76,000
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS 1102952 B.C. UNLIMITED LIABILITY COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION BRITISH COLUMBIA, CANADA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 588,227
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 588,227
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,227
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 588,227
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 588,227
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,227
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS ALLIED WORLD ASSURANCE COMPANY HOLDINGS I, LTD
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 588,227
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 588,227
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,227
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS ALLIED WORLD ASSURANCE COMPANY, LTD
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 588,227
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 588,227
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 588,227
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.1%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS ALLIED WORLD ASSURANCE HOLDINGS (IRELAND) LTD
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION BERMUDA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 550,227
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 550,227
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 550,227
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS ALLIED WORLD ASSURANCE HOLDINGS (U.S.) INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 550,227
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 550,227
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 550,227
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS ALLIED WORLD INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION NEW HAMPSHIRE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 550,227
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 550,227
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 550,227
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.9%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS AW UNDERWRITERS INC.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 319,969
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 319,969
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 319,969
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12		TYPE OF REPORTING PERSON CO

CUSIP No. 57637H103		13G
1		NAMES OF REPORTING PERSONS ALLIED WORLD SPECIALTY INSURANCE COMPANY
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☑
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 319,969
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 319,969
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 319,969
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12		TYPE OF REPORTING PERSON CO

Item 1(a). Name of Issuer:

MasterCraft Boat Holdings, Inc. (“MasterCraft”)

Item 1(b). Address of Issuer’s Principal Executive Offices:

100 Cherokee Cove Drive, Vonore, TN 37885

Item 2(a). Name of Person Filing:

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.	V. Prem Watsa, an individual;

2.	The Second 810 Holdco Ltd. (“810 Holdco”), a corporation incorporated under the laws of Canada;

3.	The Second 1109 Holdco Ltd. (“Holdco”), a corporation incorporated under the laws of Canada;

4.	The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia;

5.	12002574 Canada Inc. (“12002574”), a corporation incorporated under the laws of Canada;

6.	Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada;

7.	FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada;

8.	Northbridge Financial Corporation (“Northbridge Financial”), a corporation incorporated under the laws of Canada;

9.	Northbridge General Insurance Corporation (“Northbridge”), a corporation incorporated under the laws of Canada;

10.	Fairfax (US) Inc. (“Fairfax (US)”), a corporation incorporated under the laws of Delaware;

11.	Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware;

12.	Odyssey Group Holdings, Inc. (“Odyssey Group”), a corporation incorporated under the laws of Delaware;

13.	Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut;

14.	Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware;

15.	United States Fire Insurance Company (“United States Fire”), a corporation incorporated under the laws of Delaware;

16.	The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey;

17.	1102952 B.C. Unlimited Liability Company (“1102952”), a corporation incorporated under the laws of British Columbia;

18.	Allied World Assurance Company Holdings, Ltd. (“Allied Holdings”), a corporation incorporated under the laws of Bermuda;

19.	Allied World Assurance Company Holdings I, Ltd (“Allied Holdings I”), a corporation incorporated under the laws of Bermuda;

20.	Allied World Assurance Company, Ltd (“Allied Company”), a corporation incorporated under the laws of Bermuda;

21.	Allied World Assurance Holdings (Ireland) Ltd (“Allied Ireland”), a corporation incorporated under the laws of Bermuda;

22.	Allied World Assurance Holdings (U.S.) Inc. (“Allied (U.S.)”), a corporation incorporated under the laws of Delaware;

23.	Allied World Insurance Company (“Allied Insurance”), a corporation incorporated under the laws of New Hampshire;

24.	AW Underwriters Inc. (“AW Underwriters”), a corporation incorporated under the laws of Delaware; and

25.	Allied World Specialty Insurance Company (“Allied Specialty”), a corporation incorporated under the laws of Delaware.

Item 2(b). Address of Principal Business Office:

The addresses of the Reporting Persons are as follows:

1.	Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7;

2.	The principal business address and principal office address of 810 Holdco is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

3.	The principal business address and principal office address of Holdco is 95 Wellington Street West, Suite 802, Toronto, Ontario, Canada M5J 2N7;

4.	The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada V6C 3L3;

5.	The principal business address and principal office address of 12002574 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7;

6.	The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7;

7.	The principal business address and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7;

8.	The principal business address and principal office address of Northbridge Financial is 105 Adelaide Street West, Toronto, Ontario, Canada M5H 1P9;

9.	The principal business address and principal office address of Northbridge is 105 Adelaide Street West, 7th Floor, Toronto, Ontario, Canada M5H 1P9;

10.	The principal business address and principal office address of Fairfax (US) is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

11.	The principal business address and principal office address of Odyssey is 1209 Orange Street, Wilmington, Delaware 19801;

12.	The principal business address and principal office address of Odyssey Group is 300 First Stamford Place, Stamford, Connecticut 06902;

13.	The principal business address and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

14.	The principal business address and principal office address of Crum & Forster is 305 Madison Avenue, Morristown, New Jersey 07962;

15.	The principal business address and principal office address of United States Fire is 1209 Orange Street, Wilmington, Delaware 19801;

16.	The principal business address and principal office address of North River is 305 Madison Avenue, Morristown, New Jersey 07962;

17.	The principal business address and principal office address of 1102952 is 1600-925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2;

18.	The principal business address and principal office address of Allied Holdings is 27 Richmond Road, Pembroke HM 08, Bermuda;

19.	The principal business address and principal office address of Allied Holdings I is 27 Richmond Road, Pembroke HM 08, Bermuda;

20.	The principal business address and principal office address of Allied Company is 27 Richmond Road, Pembroke HM 08, Bermuda;

21.	The principal business address and principal office address of Allied Ireland is 27 Richmond Road, Pembroke HM 08, Bermuda;

22.	The principal business address and principal office address of Allied (U.S.) is 1209 Orange Street, Wilmington, Delaware 19801;

23.	The principal business address and principal office address of Allied Insurance is 10 Ferry Street, Suite 313, Concord, New Hampshire 03301;

24.	The principal business address and principal office address of AW Underwriters is 251 Little Falls Drive, Wilmington, Delaware 19808; and

25.	The principal business address and principal office address of Allied Specialty is 251 Little Falls Drive, Wilmington, Delaware 19808.

Item 2(c). Citizenship:

V. Prem Watsa is a citizen of Canada.

Item 2(d). Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2(e). CUSIP Number:

57637H103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	An Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person, in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-US institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Item 4. Ownership.

The aggregate number and percentage of shares of common stock, par value $0.01 per share, of MasterCraft (“Shares”) that are beneficially owned by each of the Reporting Persons are set forth in rows 9 and 11 of the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in rows 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 810 Holdco, Holdco, Sixty Two, 12002574, Fairfax, FFHL, Northbridge Financial, Northbridge, Fairfax (US), Odyssey, Odyssey Group, Odyssey Reinsurance, Crum & Forster, United States Fire, North River, 1102952, Allied Holdings, Allied Holdings I, Allied Company, Allied Ireland, Allied (U.S.), Allied Insurance, AW Underwriters or Allied Specialty that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 5. Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group.

See attached Exhibit No. 1.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	The Second 810 Holdco Ltd.

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	The Second 1109 Holdco Ltd.

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	The Sixty Two Investment Company Limited

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	12002574 Canada Inc.

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Fairfax Financial Holdings Limited

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Vice President and Chief Operating Officer

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	FFHL Group Ltd.

By:	/s/ V. Prem Watsa
Name: V. Prem Watsa
Title: President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Northbridge Financial Corporation

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Northbridge General Insurance Corporation

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Fairfax (US) Inc.

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Odyssey US Holdings Inc.

By:	/s/ Peter Clarke
Name: Peter Clarke
Title: Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Odyssey Group Holdings, Inc.

By:	/s/ Peter Clarke

Name:	Peter Clarke
Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Odyssey Reinsurance Company

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Attorney-in Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Crum & Forster Holdings Corp.

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	United States Fire Insurance Company

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	The North River Insurance Company

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	1102952 B.C. Unlimited Liability Company

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Allied World Assurance Company Holdings, Ltd

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Allied World Assurance Company Holdings I, Ltd

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Allied World Assurance Company, Ltd

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Allied World Assurance Holdings (Ireland) Ltd

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Allied World Assurance Holdings (U.S.) Inc.

By:	/s/ Peter Clarke

Name:	Peter Clarke
Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Allied World Insurance Company

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	AW Underwriters Inc.

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Attorney-in-Fact

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2021	Allied World Specialty Insurance Company

By:	/s/ Peter Clarke
Name:	Peter Clarke
Title:	Attorney-in-Fact

Exhibit Index

Exhibit No.	Description

1	Members of filing group

2	Joint Filing Agreement dated as of February 9, 2021 among V. Prem Watsa, The Second 810 Holdco Ltd., The Second 1109 Holdco Ltd., The Sixty Two Investment Company Limited, 12002574 Canada Inc., Fairfax Financial Holdings Limited, FFHL Group Ltd., Northbridge Financial Corporation, Northbridge General Insurance Corporation, Fairfax (US) Inc., Odyssey US Holdings Inc., Odyssey Group Holdings, Inc., Odyssey Reinsurance Company, Crum & Forster Holdings Corp., United States Fire Insurance Company, The North River Insurance Company, 1102952 B.C. Unlimited Liability Company, Allied World Assurance Company Holdings, Ltd, Allied World Assurance Company Holdings I, Ltd, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Holdings (U.S.) Inc., Allied World Insurance Company, AW Underwriters Inc., Allied World Specialty Insurance Company